Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOLDEN ENTERPRISES, INC.

A Stock Corporation

*****

FIRST:	The name of the Corporation is Golden Enterprises, Inc.

SECOND:	The address of its registered office in the State of Delaware is 1679 S. DuPont Highway, Suite 100, in the City of Dover, County of Kent 19901. The name of its registered agent at such address is Registered Agent Solutions, Inc.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:	The aggregate number of shares which the Corporation shall have the authority to issue is One Thousand (1,000), all of which shall be designated as Common Stock, par value $0.01 per share.

FIFTH:	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except: (a) in the case of any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) in the case of acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) as set forth under Section 174 of the General Corporation Law of the State of Delaware; or (d) in the case of any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect the right or protection of a director at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SIXTH:	Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:	The Corporation hereby confers upon the directors the power to adopt, amend or repeal the Bylaws of the Corporation.

EIGHTH:	The Corporation shall have perpetual existence.

NINTH:	Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH:	The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware (relating to Business Combinations with Interested Stockholders).

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